Titan Machinery Inc. Announces Preliminary Results for Fiscal Second Quarter Ended July 31, 2024
– Updates Fiscal 2025 Modeling Assumptions –
– Company to Hold Conference Call to Discuss Fiscal Second Quarter Results on August 29, 2024 –

WEST FARGO, N.D., August 14, 2024 (GLOBE NEWSWIRE) -- Titan Machinery Inc. (Nasdaq: TITN) (the “Company”), a leading network of full-service agricultural and construction equipment stores, today announced preliminary results for the fiscal second quarter ended July 31, 2024.
“Lower commodity prices and sustained high interest rates, along with mixed growing conditions across our footprint, have negatively affected farmer sentiment resulting in lower agriculture equipment sales in our fiscal second quarter,” commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. “Commodity prices for most key cash crops in our footprint have steadily declined since the beginning of the year and retreated by an additional 10 to 20% in the second quarter. As we navigate the current contractionary cycle, we are focused on reducing inventory levels, particularly used equipment, implementing cost controls and supporting our customer care strategy to grow our parts and service businesses. We are confident in our long-term customer-centric strategy and believe that our business model, which has integrated numerous efficiencies and process improvements since the last industry downturn, positions us well to manage through the current challenging environment.”
Preliminary Expected Fiscal 2025 Second Quarter Results
For the second quarter of fiscal 2025, revenue is expected to be approximately $634 million, primarily reflecting lower than expected equipment revenues due to incrementally softer retail demand.
This is preliminarily expected to result in adjusted pre-tax income for the second quarter of fiscal 2025 of approximately $6.9 million ($4.3 million pre-tax loss on a GAAP reported basis) and adjusted earnings per diluted share of approximately $0.17 ($0.19 loss per diluted share on a GAAP reported basis), on approximately 22.6 million weighted average diluted common shares outstanding. The adjusted pre-tax income and adjusted earnings per diluted share exclude a non-cash sale-leaseback financing expense of an estimated $11.2 million or $0.36 per diluted share, as discussed below.
The Company has not yet completed preparation of its interim financial statements for the second quarter of fiscal 2025 and the information presented herein is preliminary and subject to finalization. The Company will provide full financial results when it reports its results for the second quarter of fiscal 2025 on Thursday, August 29, 2024.
Second Quarter Sale-Leaseback Expense
The estimated adjusted earnings discussed above excludes the accounting impact of the Company's umbrella purchase for 13 of its leased facilities. The purchase closing date for each leased facility will occur on or before the expiration of the respective lease, all of which expire over the next several years through calendar year 2030. This is estimated to result in recording approximately $11.2 million of one-time, non-cash sale-leaseback financing expense in the second quarter, which was not originally contemplated in the Company’s fiscal 2025 modeling assumptions. While the initial impact of this purchase agreement temporarily reduces GAAP reported earnings, the transaction is strategic and supports the Company’s long-

term customer care strategy by investing in facilities and shop space required for continued growth in its high margin parts and service businesses.
Fiscal 2025 Modeling Assumptions
Bo Larsen, Titan Machinery's Chief Financial Officer, stated, “We are proactively updating our full year fiscal 2025 modeling assumptions to reflect the preliminary second quarter results, our latest view on the industry environment and adjust for the non-cash sale-leaseback financing expense. Retail demand has softened further over the last several months, and our updated guidance reflects demand that remains at these subdued levels. We continue to prioritize managing inventory down to targeted levels, and we expect this lower demand environment will require further reduction in equipment margin versus our previous assumptions. We now anticipate these margins may approach the historical lows the Company realized in fiscal years 2016 and 2017. However, our proactive approach to managing inventory, despite the short-term impact on margins, is strategically aimed at shortening the duration of this downturn compared to previous cycles. We believe these deliberate actions will help compress the impact of this contractionary cycle on our performance, potentially accelerating our return to a more normalized margin profile. Additionally, because of the sales softness and the commensurate impact on inventory levels versus our initial assumptions, we are incurring higher floorplan interest expense which is exacerbating the decline in earnings per share. We will discuss second quarter results and expectations for the rest of the year in more detail during our earnings call on August 29th.”
The following are the Company's current expectations for fiscal 2025 modeling assumptions.

	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture	Down 2.5% - Up 2.5%	Down 5% - Down 10%
Construction	Flat - Up 5%	Down 2.5% - Up 2.5%
Europe	Down 5% - Flat	Down 12% - Down 17%
Australia	$240M - $260M USD	$230M - $250M USD

Diluted Earnings (Loss) Per Share	$2.25 - $2.75	($0.36) - $0.14
Adjusted Diluted Earnings Per Share	$2.25 - $2.75	$0.00 - $0.50*
*Adjusted for an estimated ($0.36) impact for non-cash sale-leaseback financing expense in the fiscal second quarter as described in more detail above.
Conference Call and Presentation Information
The Company will release its finalized financial results for the second quarter ended July 31, 2024, on August 29, 2024, followed by an investor conference call at 7:30 a.m. Central time (8:30 a.m. Eastern time).
Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately three hours after the call concludes and will be available through September 12, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13747715.

There also will be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at www.titanmachinery.com. The webcast will be archived for 30 days.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers, and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin, and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "potential," "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions, expected results of operations for the quarter ended July 31, 2024, expected results of operations for the fiscal year ending January 31, 2025, statements regarding the Company's ability to generate improved financial results, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and consumer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan's actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company's risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company's operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce current inventory levels successfully and the impact of that reduction on equipment margins, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan's business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jsonnek@icrinc.com.
Managing Director
646-277-1263

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

Preliminary Results Three Months Ended
July 31, 2024
Adjusted Income Before Income Taxes
Income Before Income Taxes	$(4,250)
Adjustments
Estimated impact of sale-leaseback financing expense	11,159
Total Adjustments	11,159
Adjusted Income Before Income Taxes	$6,909

Adjusted Diluted EPS
Diluted EPS	$(0.19)
Adjustments
Estimated impact of sale-leaseback financing expense	0.48
Total Pre-Tax Adjustments	0.48
Less: Tax Effect of Adjustments	(0.12)
Total Adjustments	0.36
Adjusted Diluted EPS	$0.17